Exhibit 2

'll estpac GROUP 1Q20 Capital, Funding and Credit Quality Update 19 February 2020

Summary of 1Q20 capital, funding and credit quality Overview 2 additional $500 million capital overlay imposed by APRA in response to the issues alleged by AUSTRAC in its - offset by 1bp decrease in Substandard facilities from customer upgrades regulatory minimums 1 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 2 TCE is total committed exposure. Westpac Group 1Q20 Capital, Funding and Credit Quality Update CET1 capital (on APRA Level 2 basis unless otherwise stated) •Common equity Tier 1 (CET1) capital ratio 10.8% at 31 December 2019 (10.7% at 30 September 2019). Movement due to: -$2.8bn of additional capital raised (63bps) from a $2.0bn institutional placement and a $770m Share Purchase Plan -Payment of the 2019 final dividend, net of dividend reinvestment plan (DRP) (-57bps) -Risk weighted assets (RWA) increase of $13.7bn (-35bps) mostly from increases in interest rate risk in the banking book (IRRBB) ($10.5bn) and operational risk ($6.5bn). The increase in operational risk RWA is mainly from the Statement of Claim (increased RWA by $6.3bn). Increases were partly offset by a $6.5bn decrease in credit RWAs -1Q20 earnings and other capital movements (38bps) •Level 1 common equity Tier 1 (CET1) capital ratio 11.1% at 31 December 2019 (11.0% at 30 September 2019) •Internationally comparable1 CET1 capital ratio 16.1% at 31 December 2019 Credit quality •Credit quality sound •Impaired assets $1.8bn at 31 December 2019 ($1.8bn 30 September 2019) •Stressed assets to TCE2 increased 2bps to 1.22% -3bps increase in Watchlist due to customer downgrades in WIB, Business and NZ •Australian unsecured 90+ day delinquencies increased 5bps to 1.82% mostly from the $0.3bn decline in the portfolio •Total provision balances up 1.7%, total provisions to gross loans up 1bp. Increase in IAP includes a provision raised for one large facility >$50m Australian mortgage portfolio •Australian mortgage 90+ day delinquencies 0.86% (down 2bps over the quarter) •Properties in possession 472 (down 86 over the quarter) as housing conditions continue to improve and some seasonality Funding/liquidity position •1Q20 average liquidity coverage ratio (LCR) 132% (spot LCR 130%), net stable funding ratio (NSFR) 112% – both well above •$12.4bn term funding issued to 31 January 2020 Bushfires and other •Bushfires have had a significant impact on communities but, as yet, this has only had a small impact on credit quality •Cost of insurance claims for severe weather events, including bushfires / hail storms, to 14 February 2020 estimated at $140m (pre-tax)

Update to FY20 considerations

FY20 considerations | 3

Additional factors impacting FY20 earnings

A number of factors have emerged since Westpac released its FY19 results on 4 November 2019 which are expected to have an impact on FY20 earnings. These include:

- The unprecedented bushfires across Australia, and high storm activity early in 2020
- AUSTRAC's civil penalty proceedings against Westpac, Westpac's response plan, subsequent actions from other regulators, and class actions
- Westpac remains committed to materially lifting its approach to risk management. As a result, we are identifying further issues to address. At the same time, the number of regulatory investigations and reviews into the Group's businesses has risen. The Group expects to incur additional expenses in FY20 associated with this work and will need to reconsider its current cost growth expectations. We announced in FY19 that FY20 expenses excluding notables were expected to be 1% higher and a further update will be provided at the Group's 1H20 results.

In addition to the above, the bushfires, storms and Coronavirus are expected to have an economic impact which may ultimately affect banking activity and growth. Westpac Economics recently updated their Australian GDP forecast for calendar year 2020 to 1.9% (down from 2.4% forecast at November 2019). The tourism and education sectors are expected to be particularly impacted.

Bushfires and storms

- Insurance claims for severe weather events currently estimated at approximately $140m (pre-tax) (estimate at 14 February 2020)
- Around 1,500 disaster relief packages accessed
- Bushfire relief packages and grants (consumer and businesses) in FY20 estimated to cost approximately $26m (pre-tax), with most of the costs in 2H20

AUSTRAC and related matters

- Additional expenses in FY20, including $80m (pre-tax) announced from the response plan[1]
- Increased litigation and regulatory investigation expenses
- Potential significant civil penalty

1 The $80m will be included in cash earnings and treated as notable items.

Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Westpac GROUP

Update on AUSTRAC matters AUSTRAC update 4 recommendations on Board risk governance and Board accountability, review underway including committed arrangements with completed by end of 2025 safety and human rights, with $30m funding to be distributed, guided by an impact framework, by end of 1 International Funds Transfer Instructions. 2 The commitments noted here are included in the $80m expenses noted on the previous slide. Westpac Group 1Q20 Capital, Funding and Credit Quality Update Progress on response plan Immediate fixes • Reported outstanding IFTIs1 to AUSTRAC • Closed the relevant Australasian Cash Management Product • Closed the LitePay product • Lookback screen of customer transactions to further identify suspicious activity to report to AUSTRAC Lifting our standards • Board Financial Crime Committee established • Promontory appointed to provide assurance over Westpac’s assessment of management’s accountability and the adequacy of Westpac’s Financial Crime Program, review underway • Independent Advisory Panel for AUSTRAC Accountability Review established, to provide • Updated transaction monitoring rules and implemented enhanced governance over monitoring processes • Implemented priority screening and reporting of transactions indicative of child exploitation to AUSTRAC within 24 hours • Elevated the financial crime function to report directly to the Chief Risk Officer Protecting people2 • Commenced engagement with key external organisations with details of agreement in progress, -SaferKidsPH with first contribution of $1m made in January 2020. The remainder of $5m to be -The International Justice Mission with $18m to be contributed by end of 2022 • Roundtable established, with supporting Advisory Group, to advise on work program to address child 2022 Outstanding items Litigation • Continue to work cooperatively with AUSTRAC to agree Statement of Agreed Facts and Admissions • Second case management hearing scheduled for 2 March 2020 • Not able to reliably estimate penalty and no provision raised Regulatory investigations • Ongoing regulatory investigations from ASIC and APRA with outcomes of these investigations unknown Class actions • In December, Phi Finney McDonald commenced a class action against Westpac in Australia relating to alleged market disclosure issues connected to Westpac’s monitoring of financial crime and matters which are the subject of the AUSTRAC proceeding • In February, the US based Rosen Law Firm commenced a class action lawsuit naming Westpac, former CEO, Brian Hartzer and current CEO, Peter King, as defendants relating to similar alleged market disclosure issues • The damages sought by the claims are unspecified • The Group will be defending both claims • Westpac notes other similar lawsuits may be filed

Helping customers through natural disaster – Bushfires Service leadership 5 In 2019/20 Australia faced unprecedented bushfires. The impacts on individuals and communities was devastating. Westpac supported people, businesses and communities impacted in a number of ways Deployed mobile customer support teams across affected areas and regions • • Set up mobile branches and ATMs Provided customers access to cash at a time when networks across the area were affected and mobile payments were not possible Established a central team to support customers’ needs • Provided around 1,500 disaster relief packages1 to help make it easier for customers to manage their finances, including providing alternative arrangements such as repayment holidays. This comprised around: •190 across cards and personal lending (excluding Auto loans) •620 for home loans •670 for business banking products (including Auto and equipment finance) Received around 500 General Insurance claims • The total claims from this event currently estimated at $37 million2 • 235 claims finalised Supporting communities and customers • • Provided over $3m in emergency cash grants to consumer and business customers Donated over $1m to community groups and charities, including $500k to Financial Counselling Australia; $300k to state-based volunteer fire services, $250k to the Foundation for Rural and Regional Renewal and $100k to the Victoria Bushfire Appeal Collected over $1.7m in donations from customers for the Salvation Army • Supporting our people • Uncapped paid leave for employees who are emergency services volunteers in bushfire affected areas 3 days paid volunteering leave for employees wanting to volunteer in bushfire affected areas Westpac employees volunteering with BlazeAid assisting to rebuild fences destroyed by bushfire in Wingham (335 km north of Sydney) • 1 Bushfire Recovery Support Packages provided to customers to 14 February 2020. Full details of Bushfire Recovery Support Packages are available at www.westpac.com.au 2 Estimated gross cost for Westpac. Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Key capital ratios Capital 6 Capital ratios1 (APRA basis) 4 6.4 6.4 6.7 comparable) 1 Table may not add due to rounding. 2 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. Westpac Group 1Q20 Capital, Funding and Credit Quality Update Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 CET1 capital ratio (%) and CET1 capital ($bn) Westpac CET1 capital (lhs, $bn) Westpac CET1 capital ratio (rhs, %) $bn% 5512 50 10 45 8 40 356 30 25 2 20 150 comparable)16.215.916.1 10.610.5 10.4 10.6 10.4 10.6 10.5 10.7 10.8 10.0 10.010.1 9.3 48 46 45 45 44 44 44 44 43 42 40 41 38 %Mar-19Sep-19Dec-19 CET1 capital ratio10.610.710.8 Additional Tier 1 capital2.22.22.1 Tier 1 capital ratio12.812.812.8 Tier 2 capital1.82.82.7 Total regulatory capital ratio14.615.615.5 Risk weighted assets (RWA) ($bn)420429442 Leverage ratio5.75.76.0 Level 1 CET1 capital ratio10.711.011.1 Internationally comparable ratios2 Leverage ratio (internationally CET1 capital ratio (internationally

Capital | 7

CET1 capital ratio 10.8% at 31 December 2019

Capital update

- CET1 ratio of 10.8%, up from 10.7% at 30 September 2019
- Over the quarter, the ratio has been impacted by the $2.0bn institutional share placement, $0.8bn Share Purchase Plan, payment of the 2019 final dividend and higher RWAs
- RWA up $13.7bn mostly from an operational risk overlay and higher IRRBB RWA
- Level 1 CET1 ratio of 11.1%, up from 11.0% at 30 September 2019

Regulatory developments

- Final RBNZ capital review released and confirmed a revised Tier 1 requirement for WNZL of 16%
- Revisions commence from 1 July 2020 and Westpac well placed to implement the changes within the seven year transitional period
- APRA consulting on changes to the capital treatment of a parent ADI ("Level 1"), expected to reduce the Level 1 CET1 ratio by 40bps primarily from Westpac's equity investment in WNZL[1]
- Further clarity on revised APRA capital framework expected over 2020 including on advanced credit risk RWA and the "capital stack"

CET1 capital ratio (%)



10.6
10.7
(0.6)
0.6
0.1
10.8
11.1
1Q20 earnings, RWA movements and other capital movements
Mar-19 APRA
Sep-19 APRA
Final dividend (net of DRP)
Capital raisings
Other
Dec-19 APRA
Dec-19 Level 1 APRA

1 "Revisions to APS 111 Capital Adequacy: Measurement of Capital" released on 15 October 2019. For this purpose equity investments includes Additional Tier 1 and Tier 2 capital.

Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Westpac GROUP

RWA higher from higher operational risk and interest rate risk in the banking book

Capital | 8

Risk weighted assets ($bn)


419.8
428.8
(6.5)
(0.3)
10.5
6.5
3.5
442.5
Up $13.7bn or 3%
Mar-19
Sep-19
Credit risk
Market risk
IRRBB
Operational risk
Other
Dec-19

- Higher IRRBB from:
  - Westpac's implementation of a new IRRBB model more suited to low interest rates, which will need to be approved by APRA. Until the model is finalised and approved, Westpac is including an overlay in its IRRBB RWA. At December 2019 the overlay increased RWA by $6.3bn ($500m capital); and
  - Higher repricing and yield risk and a lower embedded gain from rising interest rates over the quarter ($4.2bn)
- Operational risk RWA higher mainly from the additional $500m capital overlay imposed by APRA in response to the issues alleged by AUSTRAC in its Statement of Claim
- Other RWA increased by $3.5bn mostly from the adoption of AASB16 Leasing from October 2019

Movement in credit risk weighted assets ($bn)


362.8
367.9
(2.2)
1.0
(3.9)
(1.4)
361.4
Down $6.5bn or 2%
Mar-19
Sep-19
Volume, quality and portfolio mix
FX impacts
Derivatives including mark-to-market related credit risk
Model change
Dec-19

Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Westpac GROUP

Regulatory timeline | 9

Expected timetable on various regulatory changes[1]

	First half 2020	Second half 2020	First half 2021	Second half 2021	2022+[2]
Standardised approach to credit risk	Consult, additional quantitative impact study	Finalise			Implementation
Advanced approach to credit risk	Consult, additional quantitative impact study	Finalise			Implementation
Operational risk	Consult and finalise		Implementation		
Leverage ratio	Consult	Finalise	Finalise		Implementation
Measurement of capital	Consult	Finalise			Implementation
Capital floor	Consult	Finalise			Implementation
Interest rate risk in the banking book[3]		Finalise			Implementation
Level 1 equity investments in subsidiaries	Consult and finalise		Implementation		
RBNZ capital framework		Implementation date 1 July 2020 with a 7 year transition period			
Related party exposures			Implementation		
Loss absorbing capacity	Further consultation on 2nd phase				2024 Implementation

1 Regulatory change timeline based on APRA's papers "Revisions to the capital framework for authorised deposit-taking institutions" (published 12 June 2019) and "APRA's Policy Priorities" (published 30 January 2020). 2 Implementation 2022 unless otherwise stated. 3 This refers to the review of IRRBB as part of ARPA's review of the capital framework. Other changes to Westpac's IRRBB model are on a different timeframe.

Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Westpac GROUP

Funding and Liquidity | 10

Raised $12.4bn in new term funding FY20 YTD[1]

1Q20 funding and liquidity highlights

- Average LCR for 1Q20 132% (average 132% for 4Q19)
- NSFR 112% at 1Q20 (112% at 4Q19)
- Well progressed on FY20 term funding plan, with $12.4bn issued at 31 January 2020
- Constructive market conditions at the start of calendar 2020 provided good opportunities to issue across a number of products and markets, including senior unsecured bonds, covered bonds, RMBS and Tier 2 capital securities

Term debt issuance and maturity profile[2,3,4] ($bn)



Covered bond
Hybrid
Senior/Securitisation
Sub debt
Issuance
Maturities
31
42
37
32
34
12
20
33
26
20
25
13
8
21
FY15
FY16
FY17
FY18
FY19
FY20 YTD
FY20
FY21
FY22
FY23
FY24
FY25
FY26
>FY26

New term issuance by tenor[3,5] (%)

Chart may not add to 100 due to rounding.



6.5yrs
6.0yrs
5.2yrs
WAM6
46
38
7
7
1
1
41
42
11
5
0.6
30
48
22
>5years
5 years
4 years
3 years
2 years
1 year
FY18
FY19
FY20 YTD

New term issuance by type (%)

Chart may not add to 100 due to rounding.



4
5
5
13
73
13
4
8
24
51
18
20
21
41
Subordinated debt
Hybrid
Securitisation
Covered bonds
Senior unsecured
FY18
FY19
FY20 YTD

New term issuance by currency (%)

Chart may not add to 100 due to rounding.



32
32
21
15
46
27
21
7
20
80
AUD
USD
EUR
Other
FY18
FY19
FY20 YTD

1 FY20 YTD is 1 October 2019 to 31 January 2020. 2 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. 3 Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. 4 Perpetual sub-debt has been included in >FY26 maturity bucket. Maturities exclude securitisation amortisation. 5 Tenor excludes RMBS and ABS. 6 WAM is weighted average maturity.

Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Westpac GROUP

Well provisioned, credit quality remains sound Credit quality 11 Collectively assessed provisions 171 3,481 1.08 1.05 3,332 0.0 5 (2) 1 Includes provisions for credit commitments. Westpac Group 1Q20 Capital, Funding and Credit Quality Update Mar-19 Impaired 90+ dpd not impaired Substandard Watchlist Sep-19 Impaired 90+ dpd not impaired Substandard Watchlist Dec-19 Movement in stressed exposure categories (bps) 712000(1)3122 1100 Total impairment provisions ($m) Overlay Individually assessed provisions 3,9494,0423,9953,9223,987 215 229 171 389 3,602 3,405 3,333 3,333 3,339 2,196 389 3,1193,053 389 388 2,344 2,225 323 301 2,275 2,316 2,330 1364 869 867 669 483 480 422 433 412 422 Sep-13 Sep-14 Sep-15 Sep-16 Sep-17 Sep-18 Oct-18 Mar-19 Sep-19 Dec-19 Mar-19Sep-19Dec-19 Loan provisions1 to gross loans (bps)565455 Impaired asset provisions to impaired assets (%)464548 Collectively assessed provisions to credit RWA (bps)989599 Stressed exposures as a % of TCE 2.0 1.0 Watchlist and substandard 90+ day past due and not impaired Impaired 1.60 0.85 1.241.201.201.22 0.71 0.99 0.65 0.55 0.57 0.56 0.55 0.54 0.31 0.48 0.48 0.26 0.33 0.39 0.34 0.25 0.44 0.27 0.22 0.17 0.20 0.17 0.15 0.14 Sep-13Sep-14Sep-15Sep-16Sep-17Sep-18Sep-19Dec-19

Australian consumer unsecured lending, 3% of Group loans Credit quality 12 Consumer unsecured 90+ day delinquencies up 5bps mostly due to portfolio contraction, and temporary changes to collections operations 15 7.1 6.7 6.5 1 Does not include Margin Lending. Westpac Group 1Q20 Capital, Funding and Credit Quality Update Dec-17 Feb-18 Apr-18 Jun-18 Aug-18 Oct-18 Dec-18 Feb-19 Apr-19 Jun-19 Aug-19 Oct-19 Dec-19 Australian unsecured portfolio ($bn)1 Mar-19Sep-19Dec-19 20.7 19.5 19.2 9.28.78.7 4.44.14.0 Credit cardsPersonal loansAuto loansTotal consumer (consumer)unsecured Unsecured portfolio ($bn) Unsecured performing loans balance ($bn lhs) 25Unsecured 90+ day delinquencies balance ($bn rhs)3 20 2 10 1 5 00 9A0u+stdrayliadneluinnqseuceunrceiedsp(%ort)folio delinquencies (%) 3.00Total unsecured consumer lending 2.0082% 1.00 0.00 Dec-17Jun-18Dec-18Jun-19Dec-19 1. Australian consumer unsecured lending portfolio Mar-19Sep-19Dec-19 Lending$20.7bn$19.5bn$19.2bn 30+ day delinquencies (%)4.083.683.80 90+ day delinquencies (%)1.871.771.82

Australian mortgage portfolio performance Credit quality 13 due loans > 90days ($bn and %)2 0.91 6 1.00 5 0.80 0.60 days (lhs) • • Small decrease in mortgage delinquencies driven by improvements in all States NSW delinquencies lower at 69bps and remains below the portfolio average. WA delinquencies improved to 179 bps (from 196bps September 2019) Properties in possession lower from improved housing conditions and some residential mortgage • seasonality. Properties in possession continue to be mostly in WA and Qld 1 Dec 19 mortgage loss rate is for the 3 months ending annualised. Mar 19 and Sept 19 mortgage loss rates are for the 6 months ending annualised. 2 Source: Pillar 3 Reports, based on APRA Residential Mortgage classification. Exposure is on and off balance sheet exposure at default. Data for Peer 2 and 3 at 31 December 2019, Peer 1 at 30 September 2019. Westpac Group 1Q20 Capital, Funding and Credit Quality Update Australian mortgage portfolio delinquencies (%) 90+ day past due total90+ day past due investor 2.030+ day past due totalLoss rates 1.5 1.0 0.5 0.0 Dec-17Jun-18Dec-18Jun-19Dec-19 Australian mortgages 90+ day delinquencies by State (%) NSW/ACTVIC/TAS 2.5 2.0 1.5 1.0 0.5 0.0 Dec-17Jun-18Dec-18Jun-19Dec-19 QLDWA SA/NTALL Major banks’ total residential mortgage impaired and past $bn% Impaired assets (lhs) 4Past due loans >90 3 20.40Total as a % 10.20exposures (rhs) 00.00 Peer 1Peer 2Peer 3Westpac 0.87 0.720.74 Australian mortgage portfolio Mar-19Sep-19Dec-19 30+ day delinquencies (bps)159161161 90+ day delinquencies (bps) (inc. impaired mortgages)828886 Consumer properties in possession482558472 Mortgage loss rate annualised (bps)1233

Appendix 1: Definitions – Capital and liquidity Appendix and Disclaimer 14 As defined by APRA (unless stated otherwise) Capital ratios Committed liquidity facility (CLF) The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015 Internationally comparable ratios High quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario As defined by APRA (unless stated otherwise). Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures Liquidity coverage ratio (LCR) Leverage ratio The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100% Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset-backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5 Net stable funding ratio (NSFR) Risk weighted assets or RWA Westpac Group 1Q20 Capital, Funding and Credit Quality Update Liquidity Capital

Appendix 1: Definitions – Credit quality Appendix and Disclaimer 15 Includes facilities where: For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount Stage 3 Lifetime ECL – non-performing • contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation value of assets to which recourse is held and includes: 90 days past due and not impaired • • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in • These facilities, while in default, are not treated as impaired for accounting purposes Impaired assets • Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an overlay provision which is calculated based on changes that have occurred in sectors of the economy or in the economy as a whole • Collectively assessed provisions (CAP) • • doubt Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement Individually assessed provisions (IAP) Stressed exposures Total of watchlist and substandard, 90 days past due and not impaired, and impaired assets Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset Total committed exposures (TCE) Stage 1: 12 months ECL – performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset Stage 2: Lifetime ECL – performing Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Westpac Group 1Q20 Capital, Funding and Credit Quality Update

Investor Relations Team Contact us 16 www.westpac.com.au/investorcentre Head of Investor Relations Director Westpac Group 1Q20 Capital, Funding and Credit Quality Update Investor Relations Team Andrew BowdenNicole MehalskiAnnual reports Presentations and webcasts +61 2 8253 4008+61 2 8253 16675 year financial summary andrewbowden@westpac.com.aunicole.mehalski@westpac.com.auPrior financial results Jacqueline BoddyLouise Coughlan Director (Debt Investor Relations)Director +61 2 8253 3133+61 2 8254 0549 jboddy@westpac.com.aulcoughlan@westpac.com.au Danielle StockRebecca Plackett Senior ManagerSenior Manager +61 2 8253 0922+61 2 8253 6556 danielle.stock@westpac.com.aurplackett@westpac.com.au Alec Leithhead Senior Analyst +61 2 8254 0159 alec.leithhead@westpac.com.au Or email: investorrelations@westpac.com.au

Disclaimer 17 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2019 Full Year Financial Results (incorporating the requirements of Appendix 4E) for the twelve months ended 30 September 2019 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2019 Annual Report for the year ended 30 September 2019 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Westpac Group 1Q20 Capital, Funding and Credit Quality Update